New Generation Biofuels Holdings, Inc.
1000 Primera Boulevard, Suite 3130
Lake Mary, Florida 32746

July 27, 2009

Capstone Investments
12760 High Bluff Dr., Suite 120
San Diego, CA 92130

Ladies and Gentlemen:

This letter shall serve to amend that certain Placement Agent Agreement, dated July 22, 2009 (the “PA Agreement”), by and between Capstone Investments (“Capstone”) and New Generation Biofuels Holdings, Inc. (the “Company”).  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the PA Agreement.

Pursuant to Section 22 of the PA Agreement, by their signatures below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Capstone hereby agree to amend the PA Agreement, effective for all purposes as of the date first written above, to reflect that the number of Units, Shares and Warrants being sold in the Offering shall be decreased as follows:

	Original	As Amended
Units	3,275,333	3,044,381
Shares	3,275,333	3,044,381
Warrants	655,066	608,876

The Company and Capstone hereby agree that the PA Agreement shall be amended in all applicable respects to reflect that the number of Units, Shares and Warrants sold in the Offering shall be as indicated under “As Amended” above.

Except as amended and modified hereby, the PA Agreement shall remain unchanged and in full force and effect.

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Please confirm that the foregoing is in accordance with your understanding of our agreement to amend the PA Agreement by signing and returning to us a copy of this letter.  This amendment to the PA Agreement may be executed in counterparts and by facsimile or other electronic transmission.

Yours truly,

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:	/s/ Cary J. Claiborne
Name: Cary J. Claiborne
Title: President, Chief Executive Officer and Chief Financial Officer

Accepted as of the date first written above:

CAPSTONE INVESTMENTS

By:	/s/ Jason Diamond
Name: Jason Diamond
Title: Director of Corporate Finance

cc:	Hogan & Hartson LLP
Ellenoff Grossman & Schole LLP